EXHIBIT 99.1

Shockwave Medical Reports Second Quarter 2022 Financial Results

SANTA CLARA, Calif., Aug. 08, 2022 (GLOBE NEWSWIRE) -- Shockwave Medical, Inc. (Nasdaq: SWAV), a pioneer in the development and commercialization of Intravascular Lithotripsy (IVL) to treat complex calcified cardiovascular disease, today reported financial results for the three months ended June 30, 2022.

Recent Highlights

  Recognized revenue of $120.7 million for the second quarter of 2022, representing an increase of 116% from the same period in 2021
  Shared two-year data from the Disrupt PAD III trial, which found that Shockwave IVL maintains superiority to angioplasty in calcified peripheral disease and preserves future treatment options
  Received regulatory approval in China to market and sell the Shockwave IVL System with the Shockwave C2 Coronary IVL Catheters and the Shockwave M5 and S4 Peripheral IVL

“Our results in the second quarter were encouraging once again and demonstrated the strength throughout the entire Shockwave organization. Our teams continue to deliver due to their ability to work effectively together and with our customers to overcome the obstacles that continue to be put in front of us,” said Doug Godshall, President and Chief Executive Officer of Shockwave Medical. “The progress of our business across categories and geographies demonstrates the global impact of IVL as a safe, effective technology to address calcified arterial disease and we look forward to continuing to improve outcomes for patients across the globe.”

Second Quarter 2022 Financial Results

Revenue for the second quarter ended June 30, 2022, was $120.7 million, a 116% increase from $55.9 million in the same period of 2021. The growth was primarily driven by the launch of the coronary product, Shockwave C2, in the U.S. in February 2021, continued recovery from the pandemic impact and increased adoption of Shockwave products.

Gross profit for the second quarter of 2022 was $104.0 million compared to $46.0 million for the second quarter of 2021. Gross margin for the second quarter of 2022 was 86%, as compared to 82% in the second quarter of 2021. The increase in gross margin was primarily driven by product mix along with continued improvement in manufacturing productivity and process efficiencies.

Total operating expenses for the second quarter of 2022 were $74.4 million, a 61% increase from $46.2 million in the second quarter of 2021. The increase was primarily driven by sales force expansion in the U.S. and higher headcount to support the growth of the business.

Net income for the second quarter of 2022 was $25.6 million, compared to a net loss of $0.4 million in the same period of 2021. Basic and diluted net income per share for the second quarter of 2022 was $0.71 and $0.68, respectively.

Cash, cash equivalents and short-term investments totaled $224.9 million as of June 30, 2022.

2022 Financial Guidance

Shockwave Medical projects revenue for the full year 2022 to range from $465 million to $475 million, which represents 96% to 100% growth over the Company’s prior year revenue. This compares to previous revenue guidance of $435 million to $455 million.

Conference Call

Shockwave Medical will host a conference call at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time on Monday, August 8, 2022, to discuss its second quarter 2022 financial results. To access the earnings call via telephone, please register in advance using the link here. Upon registering, each participant will receive an email confirmation with dial-in numbers and a unique personal PIN that can be used to join the call. A live and archived webcast of the event will be available at https://ir.shockwavemedical.com/.

About Shockwave Medical, Inc.

Shockwave Medical is focused on developing and commercializing products intended to transform the way calcified cardiovascular disease is treated. Shockwave Medical aims to establish a new standard of care for the interventional treatment of atherosclerotic cardiovascular disease through differentiated and proprietary local delivery of sonic pressure waves for the treatment of calcified plaque, which Shockwave Medical refers to as Intravascular Lithotripsy (IVL). IVL is a minimally invasive, easy-to-use and safe way to significantly improve patient outcomes. To view an animation of the IVL procedure and for more information, visit www.shockwavemedical.com.

Forward-Looking Statements

This press release contains statements relating to our expectations, projections, beliefs, and prospects, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” and similar expressions, and the negative of these terms. You are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are only predictions based on our current expectations, estimates, and assumptions, valid only as of the date they are made, and subject to risks and uncertainties, some of which we are not currently aware.

Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others: the impact of the COVID-19 pandemic on our operations, financial results, and liquidity and capital resources, including the impact on our sales, expenses, supply chain, manufacturing, research and development activities, clinical trials, and employees; our ability to develop, manufacture, obtain and maintain regulatory approvals for, market and sell, our products; our expected future growth, including the size and growth potential of the markets for our products; our ability to obtain coverage and reimbursement for procedures performed using our products; our ability to scale our organizational culture; the impact of the development, regulatory approval, efficacy and commercialization of competing products; the loss of key scientific or management personnel; our ability to develop and maintain our corporate infrastructure, including our internal controls; our financial performance and capital requirements; and our ability to obtain and maintain intellectual property protection for our products, as well as our ability to operate our business without infringing the intellectual property rights of others. These factors, as well as others, are discussed in our filings with the Securities and Exchange Commission (SEC), including in Part I, Item IA - Risk Factors in our most recent Annual Report on Form 10-K filed with the SEC, and in our other periodic and other reports filed with the SEC. Except to the extent required by law, we do not undertake to update any of these forward-looking statements after the date hereof to conform these statements to actual results or revised expectations.

Media Contact:
Scott Shadiow
+1.317.432.9210
sshadiow@shockwavemedical.com

Investor Contact:
Debbie Kaster
dkaster@shockwavemedical.com

SHOCKWAVE MEDICAL, INC.
Balance Sheet Data
(in thousands)

	June 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$99,913	$89,209
Short-term investments	124,993	111,772
Accounts receivable, net	59,797	37,435
Inventory	60,028	42,978
Prepaid expenses and other current assets	7,275	4,508
Total current assets	352,006	285,902
Operating lease right-of-use assets	26,045	27,496
Property and equipment, net	32,253	24,361
Equity method investment	4,476	5,987
Other assets	2,365	1,936
TOTAL ASSETS	$417,145	$345,682
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,266	$3,520
Term notes, current portion	11,000	5,500
Accrued liabilities	47,253	40,870
Lease liability, current portion	2,688	1,738
Total current liabilities	66,207	51,628
Lease liability, noncurrent	27,157	28,321
Term notes, noncurrent portion	6,440	11,630
Related party contract liability, noncurrent portion	12,273	12,273
TOTAL LIABILITIES	112,077	103,852
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	36	35
Additional paid-in capital	519,096	494,806
Accumulated other comprehensive loss	(1,337)	(202)
Accumulated deficit	(212,727)	(252,809)
TOTAL STOCKHOLDERS’ EQUITY	305,068	241,830
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$417,145	$345,682

SHOCKWAVE MEDICAL, INC.
Statement of Operations Data
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenue:
Product revenue	$120,746	$55,908	$214,377	$87,808
Cost of revenue:
Cost of product revenue	16,730	9,934	29,620	17,826
Gross profit	104,016	45,974	184,757	69,982
Operating expenses:
Research and development	20,760	11,815	37,779	22,092
Sales and marketing	40,515	25,713	76,476	49,705
General and administrative	13,165	8,626	25,554	15,852
Total operating expenses	74,440	46,154	139,809	87,649
Income (Loss) from operations	29,576	(180)	44,948	(17,667)
Loss from equity method investment	(1,464)	—	(1,511)	(5,523)
Interest expense	(304)	(318)	(601)	(630)
Other income (expense), net	(1,473)	146	(1,783)	(89)
Net income (loss) before taxes	26,335	(352)	41,053	(23,909)
Income tax provision	774	73	971	117
Net income (loss)	$25,561	$(425)	$40,082	$(24,026)
Net income (loss) per share, basic	$0.71	$(0.01)	$1.12	$(0.69)
Net income (loss) per share, diluted	$0.68	$(0.01)	$1.06	$(0.69)
Shares used in computing net income (loss) per share, basic	35,825,947	35,030,036	35,707,301	34,914,361
Shares used in computing net income (loss) per share, diluted	37,690,094	35,030,036	37,690,320	34,914,361